KOOLBRIDGE
SOLAR

Employment and Confidentiality Master Agreement
Dated June 30, 2016

Between

Koolbridge Solar Inc. (KBS) and Robert E. Belts (REB)

Background:

KBS desires to engage REB, beginning July 1, 2016, in the full time position of Chief Financial Officer, under the following terms and conditions, which shall form the foundation of an employment compensation package / agreement. Attorneys for both KBS and REB can review the final document prior to them signing the agreement. This Agreement supersedes and replaces any prior agreements between RB and KBS.

Basic Engagement Terms:

1- Beginning on July 1, 2016, REB will work approximately 40 hours per week for KBS during the period of his employment and devote his full effort to the success of KBS.
2- REB may engage in outside consulting work so long as it does not interfere with his duties at KBS.
3- REB will work as an at-will employee.
4- KBS and REB are able to terminate employment at any time with a 30-day written notice to the other party.
5- If terminated for cause there will be no severance and all non-vested options would be forfeited.
6- If terminated for other than cause, REB will receive two (2) month's salary, at the current pay rate, and all stock options that would vest on a prorated basis through the end of the month of termination and non vested options would be forfeited.
7- Once REB begins employment with KBS under these terms, all prior conversations or agreements suggested between REB and KBS will become null and void.
8- Parties agree to use binding arbitration in the event of a dispute.
9- REB will be granted normal holiday time off and vacations with reasonable advance notice.
10- REB will work mainly out of his Scottsdale, AZ home office, but will make every effort to spend whatever time is needed with the management team in NC to move the company forward.

11- REB will be reimbursed for corporate travel within 30 days of submitting invoices to KBS. All mileage rates will be reimbursed at the normal Federal rate.
12- REB will sign the standard employment agreement, if available prior to his becoming employed full-time at KBS.
13- The Mutual NDA signed between REB and KBS will remain in effect during the term of his employment with KBS.

Tasks and Responsibilities:

14- A detailed positon description for Chief Financial Officer will be defined and agreed upon by REB and KBS and will include a detailed list of responsibilities, but elements of the job description will include, but not be limited to, the following:
   - All accounting activities, including AP/AR/Cost accounting/GL/Payroll/Fixed Assets.
   - Assure GAAP/SEC compliance.
   - Manage relationship with external audit firm.
   - Internal audit.
   - Budgets, including Revenue/Costs & expenses/capital planning.
   - Strategic planning (financial aspects of the plan).
   - Treasury functions, including banking relationships/cash management/etc.
   - Risk management.
   - Human Resources.
   - Investor Relations.

15- The KBS Compensation Committee will ratify the position description after this Term Sheet is approved.
16- The KBS Compensation Committee must ratify and approve this Term Sheet before it will become effective.

Compensation:

17- REB and KBS agree that compensation will be a combination of cash and stock options in such a manner as to preserve cash and mitigate tax consequences.
18- This stock options part of this Master Agreement will begin on January 1, 2017 upon the approval of KBS, KBS Compensation Committee, and REB.
   - KBS will grant REB 500,000 stock options in KBS at .25 cents per share.
   - Beginning January 1, 2017 20,833 stock options will vest each month, at the beginning of each month, for a total of 500,000 stock options for a 24 month period, payable at the end of each quarter.
   - Upon termination for cause, all non-vested options are forfeited.
   - If terminated for other than cause, refer to #6 under Basic Engagement Terms in this document.
   - REB will notify KBS when he wants to receive his stock certificates and KBS agrees to implement the process of having his stock certificates printed and delivered to him.
   - KBS will make every effort to make the KBS shareholder stock valuable.

19- It is the intention of KBS to pay REB a salary beginning in January 2017. The ability to execute on that intention is predicated entirely on KBS's success in raising the necessary funds from accredited third parties prior to 2017. Performance reviews, including potential salary increases will take place annually every January.

Stock Options Terms:

20- Stock options expire ten (10) years from date of issue.

Liquidity Event:

21- All stock options not vested at the date of a KBS acquisition (i.e. KBS is acquired), merger, or 50% change of ownership, said stock options will vest immediately upon the completion of that transaction.

Signed ______________________ Date July 1, 2016

John Stephen Burnett

Chairman and CEO

Signed ______________________ Date ______________

Robert E. Belts

Chief Financial Officer